Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Fiscal 2014 Fourth Quarter and Full Year Results and Provides Fiscal 2015 Outlook

Lakewood, Colorado, November 20, 2014. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its fourth fiscal quarter and fiscal year ended September 30, 2014 (fiscal 2014) and provided its outlook for fiscal 2015.

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the fourth quarter and fiscal 2014 and 2013 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Highlights for Fourth Quarter and Fiscal 2014 Compared to Fourth Quarter and Fiscal 2013

●	Net sales increased 17.8% to $135.7 million in the fourth quarter and increased 20.9% to $520.7 million in the fiscal year

●	Daily average comparable store sales increased 3.7% in the fourth quarter and increased 5.6% in the fiscal year

●

Net income increased 43.1% to $3.2 million with diluted earnings per share of $0.14 in the fourth quarter and increased 27.7% to $13.5 million with diluted earnings per share of $0.60 in the fiscal year

●	EBITDA increased 22.5% to $10.3 million in the fourth quarter and increased 27.2% to $41.5 million in the fiscal year

“We are pleased with recent improvements in our sales trends, which reached the expectations we outlined on our last earnings call,” said Kemper Isely, Co-President. “We remain focused on new store growth and have seen strong new store openings in the past few months. We believe these positive results stem from our directed sales initiatives. As we move into fiscal 2015, we expect to continue our 20% annual store growth and to expand both the top and bottom line through our continued focus on customer service and operational excellence.”

Operating Results — Fourth Quarter Fiscal 2014 Compared to Fourth Quarter Fiscal 2013

During the fourth quarter of fiscal 2014, net sales increased $20.5 million, or 17.8% over the same period in fiscal 2013 to $135.7 million due to a $16.3 million increase in sales from new stores and a $4.3 million, or 3.7%, increase in comparable store sales. The 3.7% increase in comparable store sales in the fourth quarter of fiscal 2014 followed a 10.7% increase in the fourth quarter of fiscal 2013 and was driven by a 1.4% increase in daily average transaction count and a 2.3% increase in average transaction size. Daily average mature store sales increased 1.5% in the fourth quarter of fiscal 2014. For fiscal 2014, mature stores include all stores open during or before 2009.

Gross profit during the fourth quarter of fiscal 2014 increased 15.7% over the same period in fiscal 2013 to $38.8 million, primarily driven by positive comparable store sales and an increase in the number of stores. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 28.6% during the fourth quarter of fiscal 2014, compared to 29.1% in the fourth quarter of fiscal 2013. Gross margin decreased due to increases in occupancy costs, partially offset by increases in product margin, both as a percentage of sales. Product margin increased across almost all departments, partially offset by a shift in sales mix towards products with lower margin. Additionally, gross margin benefited from operating efficiencies at the Company’s bulk food repackaging and distribution center. Occupancy costs as a percentage of sales increased during the fourth quarter of fiscal 2014 compared to the fourth quarter of fiscal 2013, primarily driven by increased average lease expenses at newer stores (1).

Store expenses as a percentage of sales decreased 30 basis points during the fourth quarter of fiscal 2014 compared to the comparable period of fiscal 2013, driven by decreases in salary-related expenses and advertising expenses and partially offset by increases in depreciation expense and, to a lesser extent, an increase in utilities.

Administrative expenses as a percentage of sales decreased 30 basis points during the fourth quarter compared to the comparable period of fiscal 2013 as a result of the Company’s ability to support additional store investments and sales without proportionate increases in the cost of overhead.

During the fourth quarter of fiscal 2014, both store and administrative expenses were favorably impacted by lower incentive compensation and other discretionary benefits expense, reflecting the Company’s pay-for-performance philosophy.

Pre-opening and relocation expenses remained flat during the fourth quarter of fiscal 2014 compared to the comparable period of fiscal 2013, primarily due to the number and timing of new store openings. During the fourth quarter of fiscal 2014, three new stores opened compared to four new stores during the fourth quarter of fiscal 2013.

Interest expense decreased $0.5 million in the fourth quarter of fiscal 2014 compared to the comparable period of fiscal 2013, primarily due to an increase in capitalized interest expense.

Net income increased 43.1% to $3.2 million compared to the comparable period in fiscal 2013 with diluted earnings per share of $0.14 in the fourth quarter of fiscal 2014. Net income in the fourth quarter of fiscal 2014 included $0.1 million of pre-tax share-based compensation expense for the Chief Financial Officer and certain employees who are not named executive officers, compared to $0.5 million in the fourth quarter of fiscal 2013.

EBITDA increased $1.9 million, or 22.5%, to $10.3 million, or 7.6% of sales, for the fourth quarter of fiscal 2014 compared to the comparable period in fiscal 2013.

Operating Results — Fiscal 2014 Compared to Fiscal 2013

In fiscal 2014, net sales increased $90.0 million, or 20.9% over fiscal 2013, to $520.7 million due to a $66.0 million increase in sales from new stores and a $24.0 million, or 5.6%, increase in comparable store sales. Daily average comparable store sales increased 5.6% in fiscal 2014 following an 11.1% increase in fiscal 2013. The 5.6% increase in fiscal 2014 was driven by a 2.3% increase in daily average transaction count and a 3.2% increase in average transaction size. Daily average mature store sales increased 3.4% in fiscal 2014.

Gross profit in fiscal 2014 increased 20.5% over fiscal 2013 to $151.5 million, primarily driven by positive comparable store sales and an increase in the number of stores. Gross margin was 29.1% in fiscal 2014, compared to 29.2% in fiscal 2013. Gross margin decreased due to increases in occupancy costs, partially offset by increases in product margin, both as a percentage of sales. Gross margin was positively impacted by increases in product margin across almost all departments, partially offset by a shift in sales mix towards products with lower margin. Additionally, gross margin benefited from operating efficiencies at the Company’s bulk food repackaging and distribution center. Occupancy costs as a percentage of sales increased in fiscal 2014 compared to fiscal 2013, primarily driven by increased average lease expenses at newer stores (1).

Store expenses as a percentage of sales remained flat in fiscal 2014 compared to fiscal 2013, driven by a decrease in salary-related expenses and offset by an increase in depreciation expense, and, to a lesser extent, an increase in utilities.

Administrative expenses as a percentage of sales decreased 30 basis points in fiscal 2014 compared to fiscal 2013 as a result of the Company’s ability to support additional store investments and sales without proportionate increases in the cost of overhead.

In fiscal 2014, both store and administrative expenses were favorably impacted by lower incentive compensation and other discretionary benefits expense, reflecting the Company’s pay-for-performance philosophy.

Pre-opening and relocation expenses increased $0.5 million in fiscal 2014 compared to fiscal 2013, primarily due to the increased number of new store openings, the timing of new store openings and the lease classification for those stores that were opened. In fiscal 2014, the Company opened 15 new stores compared to 13 new stores in fiscal 2013.

Interest expense increased $0.3 million in fiscal 2014 compared to fiscal 2013, primarily due to interest expense related to capital and financing lease obligations, partially offset by an increase in capitalized interest expense.

Net income increased 27.7% to $13.5 million compared to fiscal 2013 with diluted earnings per share of $0.60 in fiscal 2014. Net income in fiscal 2014 included $0.4 million of pre-tax share-based compensation expense for the Chief Financial Officer and certain employees who are not named executive officers, compared to $0.5 million in fiscal 2013.

EBITDA increased $8.9 million, or 27.2%, to $41.5 million, or 8.0% of sales, in fiscal 2014 compared to fiscal 2013.

(1)

The Company had ten and nine stores accounted for as capital and financing lease obligations for the fourth quarter of fiscal 2014 and 2013, respectively, and for fiscal 2014 and 2013, respectively. For leases accounted for as capital and financing lease obligations, the Company does not record straight-line rent expense in cost of goods sold and occupancy costs, but rather rental payments are recognized as a reduction of the capital and financing lease obligations and as interest expense. The stores that were accounted for as capital and financing lease obligations rather than being reflected as operating leases increased gross margin as a percentage of sales by approximately 55 and 85 basis points in the fourth quarter of fiscal 2014 and 2013, respectively, and 60 and 55 basis points in fiscal 2014 and 2013, respectively. Additionally, accounting for these stores as capital and financing lease obligations rather than operating leases increased EBITDA as a percentage of sales by approximately 60 and 85 basis points in the fourth quarter of fiscal 2014 and 2013, respectively, and 60 basis points for each of fiscal 2014 and 2013, respectively, due to the impact on gross profit, as well as occupancy costs that would have been included in pre-opening expenses.

Balance Sheet and Cash Flow

As of September 30, 2014, the Company had $5.1 million in cash and cash equivalents and no amounts outstanding under its credit facility. The Company expects to have amounts drawn under the line of credit at the end of the first quarter of fiscal 2015 due to the timing of new store openings, including the Nature’s Pantry transaction (described below), and annual income tax payments.

In fiscal 2014, the Company generated $31.7 million in cash from operations and invested $36.5 million in capital expenditures, primarily for new stores.

Growth and Development

During the fourth quarter of fiscal 2014, the Company opened three new stores, bringing the total store count as of September 30, 2014 to 87 stores located in 14 states. Additionally, the Company completed the remodel of two existing stores during fiscal 2014.

Since the start of fiscal 2015, the Company has opened three stores in Golden, CO, Reno, NV and Oklahoma City, OK. As of this release, the Company has five signed leases for stores planned to open in fiscal 2015 in Arizona, Arkansas, Colorado and Kansas. Additionally, the Company recently agreed to purchase substantially all the assets and assume certain liabilities of natural foods retailer Nature’s Pantry in Independence, Missouri. The transaction is expected to close on December 7, 2014, at which time the store will start to operate as a Natural Grocers by Vitamin Cottage store. The Independence store will be included as one of the 18 stores the Company expects to open during fiscal 2015.

Store Level Economics

The Company anticipates that in fiscal 2015, new stores will require an average upfront capital investment of approximately $2.2 million consisting of capital expenditures of approximately $1.7 million (net of tenant allowances), initial inventory of approximately $0.3 million (net of payables) and pre-opening expenses of approximately $0.2 million. The Company continues to target approximately four years to recoup the initial net cash investment and approximately 35% cash on cash returns by the end of the fifth year following the opening.

Fiscal 2015 Outlook

For fiscal 2015 the Company expects:

Fiscal 2015 Outlook
Number of new stores	18
Number of relocations	3
Number of remodels	2
Daily average comparable store sales growth	5% to 8%
EBITDA as a percent of sales	7.3% to 7.5%
Net income as a percent of sales	2.1% to 2.3%
Diluted earnings per share	$0.63 to $0.66
Capital expenditures (in millions)	$45 to $47

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives, sweeteners, or partially hydrogenated or hydrogenated oils. Natural Grocer’s flexible small-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 90 stores in 15 states as of the date of this earnings release.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical facts are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, other financial and operating information and other risks detailed in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2013 and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, our Form 10-K for the fiscal ended September 30, 2013 and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended September 30,		Year ended September 30,
	2014	2013	2014	2013
Net sales	$135,715	115,175	520,674	430,655
Cost of goods sold and occupancy costs	96,959	81,689	369,172	304,922
Gross profit	38,756	33,486	151,502	125,733
Store expenses	28,394	24,388	108,657	89,935
Administrative expenses	3,801	3,569	14,823	13,479
Pre-opening and relocation expenses	945	955	3,774	3,231
Operating income	5,616	4,574	24,248	19,088
Other income (expense):
Dividends and interest income	—	2	2	9
Interest expense	(379)	(900)	(2,496)	(2,166)
Total other expense, net	(379)	(898)	(2,494)	(2,157)
Income before income taxes	5,237	3,676	21,754	16,931
Provision for income taxes	(2,049)	(1,448)	(8,281)	(6,379)
Net income	$3,188	2,228	13,473	10,552

Net income per common share:
Basic	$0.14	0.10	0.60	0.47
Diluted	$0.14	0.10	0.60	0.47
Weighted average common shares outstanding:
Basic	22,481,690	22,429,196	22,466,432	22,399,346
Diluted	22,482,842	22,457,043	22,479,835	22,441,382

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	September 30,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$5,113	8,132
Restricted cash	—	500
Short term investments — available-for-sale securities	—	1,149
Accounts receivable, net	2,146	2,401
Merchandise inventory	58,381	45,472
Prepaid expenses and other current assets	641	1,097
Deferred income tax assets	832	1,114
Total current assets	67,113	59,865
Property and equipment, net	120,224	98,910
Other assets:
Deposits and other assets	712	203
Goodwill and other intangible assets, net	900	900
Deferred financing costs, net	36	25
Total other assets	1,648	1,128
Total assets	$188,985	159,903
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$33,835	28,918
Accrued expenses	15,822	9,306
Capital and financing lease obligations, current portion	229	174
Total current liabilities	49,886	38,398
Long-term liabilities:
Capital and financing lease obligations, net of current portion	21,748	19,648
Deferred income tax liabilities	5,409	6,877
Deferred rent	5,842	4,731
Leasehold incentives	7,246	5,716
Total long-term liabilities	40,245	36,972
Total liabilities	90,131	75,370
Commitments
Stockholders’ equity:
Common stock, $0.001 par value. Authorized 50,000,000 shares, 22,485,488 and 22,441,253 issued and outstanding, respectively	22	22
Additional paid in capital	54,552	53,704
Retained earnings	44,280	30,807
Total stockholders’ equity	98,854	84,533
Total liabilities and stockholders’ equity	$188,985	159,903

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Year ended September 30,
	2014	2013
Operating activities:
Net income	$13,473	10,552
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,212	13,496
Loss on disposal of property and equipment	1	43
Share-based compensation	532	602
Excess tax benefit from share-based compensation	(399)	(592)
Deferred income tax (benefit) expense	(1,186)	2,452
Non-cash interest expense	19	47
Interest accrued on investments and amortization of premium	9	27
Other amortization	—	26
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable, net	255	(546)
Income tax receivable	612	(601)
Merchandise inventory	(12,909)	(7,928)
Prepaid expenses and other assets	(665)	105
Increase in:
Accounts payable	5,202	4,480
Accrued expenses	6,952	2,283
Deferred rent and leasehold incentives	2,641	1,271
Net cash provided by operating activities	31,749	25,717
Investing activities:
Acquisition of property and equipment	(36,512)	(39,708)
Proceeds from sale of property and equipment	—	5,005
Purchase of available-for-sale securities	—	(521)
Proceeds from sale of available-for-sale securities	—	90
Proceeds from maturity of available-for-sale securities	1,140	1,010
Decrease (increase) in restricted cash	500	(500)
Net cash used in investing activities	(34,872)	(34,624)
Financing activities:
Borrowings under credit facility	46,440	81
Repayments under credit facility	(46,440)	(81)
Repayments under notes payable, related party	—	(282)
Capital and financing lease obligations payments	(182)	(121)
Excess tax benefit from share-based compensation	399	592
Equity issuance costs and BVC transaction costs	—	(268)
Payments on withholding tax for restricted stock unit vesting	(83)	(155)
Loan fees paid	(30)	(18)
Net cash provided by (used in) financing activities	104	(252)
Net (decrease) in cash and cash equivalents	(3,019)	(9,159)
Cash and cash equivalents, beginning of year	8,132	17,291
Cash and cash equivalents, end of year	$5,113	8,132
Supplemental disclosures of cash flow information:
Cash paid for interest	$16	7
Cash paid for interest on capital and financing lease obligations, net of capitalized interest of $364 and $0, respectively	2,423	2,036
Income taxes paid	3,762	3,916
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$3,260	3,545
Property acquired through capital and financing lease obligations	2,300	14,372

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measure
(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides information regarding EBITDA which is not in accordance with, or an alternative to, GAAP (i.e. a non-GAAP measure). The Company defines EBITDA as net income before interest expense, provision for income tax and depreciation and amortization.

The Company believes EBITDA provides additional information about (i) operating performance, because it assists in comparing the operating performance of stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA performance is a measure in the Company’s incentive compensation payments.

Furthermore, some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry. Management believes that some investors’ understanding of performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, the Company believes it is enhancing investors’ understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives.

The Company’s competitors may define EBITDA differently, and as a result, the Company’s measure of EBITDA may not be directly comparable to EBITDA of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance.

EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of the business.

The following table reconciles net income to EBITDA (dollars in thousands):

	Three months ended September 30,		Year ended September 30,
	2014	2013	2014	2013
Net income	$3,188	2,228	13,473	10,552
Interest expense	379	900	2,496	2,166
Provision for income taxes	2,049	1,448	8,281	6,379
Depreciation and amortization	4,656	3,806	17,212	13,496
EBITDA	$10,272	8,382	41,462	32,593

CONTACT: Ashley MacLeod, Director of Finance and Investor Relations, 303-986-4600, amacleod@vitamincottage.com